UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2025

ESAB Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-41297	87-0923837
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

 909 Rose Avenue, 8th Floor
North Bethesda, MD 20852
(Address of Principal Executive Offices) (Zip Code)

(301) 323-9099
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ESAB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On October 16, 2025, ESAB Corporation (the “Company”) entered into that certain Amended and Restated Credit Agreement, by and among the Company, as the lead borrower, the other loan parties from time to time party thereto, including certain subsidiaries of the Company identified therein, as guarantors, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent (the “A&R Credit Agreement”).

The A&R Credit Agreement, among other things, provides for (i) a senior term loan A facility in an aggregate principal amount of $350 million (the “New Term Loan Facility”), and (ii) a senior revolving credit facility in the amount of $1.05 billion (the “New Revolving Credit Facility”) to pay off the outstanding principal and interest on the Company’s existing $400 million term loan A facility (the “Existing Term Loan Facility”) and replace the Company’s $750 million revolving credit facility (the “Existing Revolving Credit Facility”), which each exist pursuant to the Company’s Credit Agreement, dated as of April 4, 2022, by and among the Company, as the lead borrower, the other loan parties from time to time party thereto, including certain subsidiaries of the Company identified therein, as guarantors, each of the lenders from time to time party thereto, Bank of America, N.A., as administrative agent (in such capacity, the “Existing Administrative Agent”), and the co-syndication agents, joint bookrunners and joint lead arrangers named therein, among the borrowers party thereto, the guarantors party thereto, the lenders party thereto, and the Existing Administrative Agent (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time). The New Revolving Credit Facility includes a $50 million swingline loan sub-facility. The New Term Loan Facility matures on October 16, 2030, and the New Revolving Credit Facility matures on October 16, 2030, each subject to a springing maturity date under certain circumstances.

Proceeds from the New Term Loan Facility and New Revolving Credit Facility were used to repay the Existing Term Loan Facility and Existing Revolving Credit Facility and to pay fees and connection with the transactions described in the A&R Credit Agreement and will be used for working capital and corporate purposes of the Company and certain of its subsidiaries.

Loans made under the New Term Loan Facility will bear interest, at the election of the Company, at either the base rate or at the term SOFR rate plus an adjustment, in each case, plus the applicable interest rate margin. Loans made under the New Revolving Credit Facility will bear interest, at the election of the Company, at either the base rate or, in the case of loans denominated in dollars, the term SOFR rate plus an adjustment or the daily simple SOFR plus an adjustment, in the case of loans denominated in euros, the adjusted EURIBOR rate and, in the case of loans denominated in sterling, SONIA plus an adjustment, in each case, plus the applicable interest rate margin. Initially, the applicable interest rate margin will be 1.250% for term SOFR rate loans or, in the case of base rate loans, 0.250%, and in future quarters it may change based upon the Company’s total leverage ratio (ranging from 1.125% to 1.750% for term SOFR loans or in the case of the base rate margin, 0.125% to 0.750%). Each swing line loan denominated in dollars will bear interest at the base rate plus the applicable interest rate margin.

The A&R Credit Agreement contains customary covenants limiting the ability of the Company and its subsidiaries to, among other things, incur debt or liens, merge or consolidate with others, dispose of assets, make investments, or pay dividends. In addition, the A&R Credit Agreement contains financial covenants requiring the Company to maintain (i) a maximum total leverage ratio of not more than 3.50:1.00, subject to certain acquisition holidays and (ii) a minimum interest coverage ratio of 3.00:1:00. The A&R Credit Agreement contains various events of default (including failure to comply with the covenants under the A&R Credit Agreement and related agreements) and, upon an event of default, the lenders may, subject to various customary cure rights, require the immediate payment of all amounts outstanding under the New Term Loan Facility and the New Revolving Credit Facility.

The foregoing description of the A&R Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the A&R Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits

10.1    Amended and Restated Credit Agreement, dated October 16, 2025, by and among ESAB Corporation, as the lead borrower, the other loan parties from time to time party thereto, including certain subsidiaries of the Company identified therein, as guarantors, each of the lenders from time to time party thereto, Bank of America, N.A., as administrative agent, and the co-syndication agents, joint bookrunners and joint lead arrangers named therein
104    Cover Page Interactive Data File - The cover page from this Current Report on Form 8-K is formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 16, 2025		ESAB Corporation
		By:	/s/ Kevin J. Johnson
		Name:	Kevin J. Johnson
		Title:	Chief Financial Officer